Exhibit 99.1

NEWS For Immediate Release

Editorial Contact: Erin Jones

949-754-8032

erin.jones@quest.com

Investor Contact: Scott Davidson

949-754-8659

scott.davidson@quest.com

QUEST SOFTWARE ANNOUNCES HIRING OF TECHNOLOGY VETERAN MICHAEL

LAMBERT AS SENIOR VICE PRESIDENT, FINANCE

IRVINE, Calif., November 29, 2004 - Quest Software, Inc. (Nasdaq: QSFT), a leading provider of application, database and Windows management solutions, today announced that Michael J. Lambert has joined its executive management team as senior vice president, finance, reporting to Vinny Smith, Quest’s chairman and CEO. Quest anticipates that Lambert will assume the role of chief financial officer in the Spring of 2005 following a transition period.

“I am extremely pleased that Quest is of a size and quality that can attract a seasoned financial executive like Michael Lambert. He will bring a wealth of very relevant skills and experiences to Quest,” said Smith. “Our company has more than doubled in revenues in the last four years and our operations are increasingly global in scope. We are continuing to strengthen our management team and Michael’s addition is another important step forward.”

Michael Lambert most recently served as executive vice president and CFO at Quantum Corporation (NYSE: DSS), an $800 million publicly held provider of storage solutions, from June 2001 through June 2004. Prior to Quantum, Lambert was senior vice president and CFO of NerveWire, a systems integration consulting firm. From March 1996 to July 2000, Lambert worked for Lucent Technologies, most recently as vice president and CFO of the InterNetworking Systems Division. From July 1993 to March 1996, Lambert was at IBM Storage Systems Division, where he held several financial management positions. Lambert holds an MBA from Harvard Business School and a bachelor’s degree in Business Administration from Stonehill College.

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Michael Lambert Joins Quest Software as senior vice president, finance

Brinkley Morse, Quest’s current CFO, will continue to serve in that capacity during the transition period. Following the transition, the Company anticipates that Morse will remain with Quest and continue to perform many of his existing operational and administrative responsibilities. Kevin Brooks, Quest’s vice president, corporate controller, will continue in the role of principal accounting officer following Lambert’s assumption of CFO responsibilities.

Conference Call Information

Quest Software will host a conference call today, Monday, November 29, 2004 at 1:30 p.m. Pacific Time, to introduce Lambert. To listen to the live call, dial (800) 811-0667 (from the U.S. or Canada) or (913) 981-4901 (outside the U.S. and Canada), using confirmation code: 862553. A simultaneous Web cast of the conference call will be available on Quest Software’s Web site in the Investors - IR Events section at www.quest.com. A Web cast replay will be available on the same Web site through November 29, 2005. An audio replay of the call will also be available through December 17, 2004 by dialing (888) 203-1112 (from the U.S. or Canada) or (719) 457-0820 (outside the U.S. and Canada), using confirmation code: 862553.

About Quest Software, Inc.

Quest Software, Inc. provides software to simplify IT management to 18,000 customers worldwide, including 75 percent of the Fortune 500. Quest products for application, database and Windows management help customers develop, deploy, manage and maintain the IT enterprise without expensive downtime or business interruption. Headquartered in Irvine, Calif., Quest Software can be found in offices around the globe and at www.quest.com.

Quest and Quest Software are registered trademarks of Quest Software, Inc. All other trademarks and registered trademarks are property of their respective owners.

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